UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/03/2011

News Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  001-32352

Delaware	26-0075658
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1211 Avenue of the Americas
New York, NY 10036
(Address of principal executive offices, including zip code)

212-852-7000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

News Corporation (the "Company") is filing this Amendment No. 1 to its Current Report on Form 8-K filed on November 12, 2010, which announced that Joel Klein would join the Board of Directors of the Company and would serve as Executive Vice President, Office of the Chairman. On January 3, 2011, News America Incorporated, a subsidiary of the Company ("NAI"), entered into an employment agreement with Mr. Klein (the "Agreement"), effective January 1, 2011 and expiring December 31, 2015. Pursuant to the terms of the Agreement, in addition to his previously announced roles at the Company, Mr. Klein will serve as the Chief Executive Officer of the Company's newly established education division. The Agreement provides that Mr. Klein will receive a base salary of $2 million per year. Mr. Klein will also receive a $1 million signing bonus in cash upon the commencement of his employment. In addition, Mr. Klein is eligible to receive an annual bonus for each fiscal year during the term of the Agreement (pro-rated with respect to any partial years) (the "Annual Bonus"), with an annual target of not less than $1.5 million (the "Annual Bonus Target"). Commencing in the fiscal year beginning July 1, 2011, Mr. Klein is entitled to participate in and is eligible to receive awards pursuant to any stock option or purchase plan, stock appreciation rights plan or any bonus or other incentive compensation plan (each an "Equity Plan") made generally available to all other senior executives of the Company in the Office of the Chairman.

Mr. Klein is also entitled to participate in any profit-sharing, pension, group medical, sick-leave, dental, disability and life insurance, pension and welfare or other similar benefit plans, programs and benefits (including, without limitation, all plans and programs providing fringe benefits or perquisites) made generally available to all other senior executives of the Company in the Office of the Chairman. The Agreement also provides Mr. Klein with a car allowance of $1,200 per month.

Pursuant to the terms of the Agreement, if Mr. Klein's employment is terminated by the Company for cause (as defined in the Agreement), Mr. Klein is entitled to receive his base salary through the date of termination and any Annual Bonus payable but not yet paid with respect to any fiscal year prior to the date of termination.

In the case of death or disability, Mr. Klein or his beneficiary is entitled to receive his base salary for a period of one year following the date of termination and, within 10 days following the date of termination, (i) any Annual Bonus payable but not yet paid with respect to any fiscal year prior to the date of termination and (ii) a pro rata portion of the Annual Bonus Mr. Klein would have earned for the fiscal year of such termination had no termination occurred. The Company will also continue to provide Mr. Klein's surviving spouse and eligible dependents with NAI health and welfare benefits (including, without limitation, medical, dental and vision benefits) on the same terms and conditions as apply to the highest paid group of executives at NAI or the Company.

If NAI terminates Mr. Klein's employment for reasons other than cause, death or disability, or if Mr. Klein terminates his employment as permitted under the Agreement, Mr. Klein is entitled to receive through January 1, 2016 the compensation and other payments and Benefits (as defined in the Agreement) in the same manner as though he continued to be employed under the Agreement. For this purpose, compensation will include an annual bonus equal to the average of the two immediately preceding Annual Bonuses paid to Mr. Klein prior to his termination provided that (i) if an Annual Bonus had not been determined or paid to Mr. Klein, he is entitled receive an amount equal to the Annual Bonus Target or (ii) if an Annual Bonus had been determined for only the immediately preceding year, he is entitled to receive an amount equal to the average of such Annual Bonus and the Annual Bonus Target. In addition, Mr. Klein is entitled to receive continued medical, disability, dental and life insurance coverage for himself and his eligible dependents through January 1, 2016 unless such benefits are provided to Mr. Klein by another employer. Mr. Klein is also entitled to receive the number of months of age and service credit for all purposes under all defined benefit plans of NAI equal to the number of months and fractional months remaining until January 1, 2016 subject to certain conditions contained in the Agreement.

Mr. Klein's appointment to the Board of Directors was effective as of January 3, 2011. As previously disclosed, Mr. Klein will not receive any additional compensation for his service as a member of the Company's Board of Directors.

This Amendment No. 1 is being filed solely to amend item 5.02 of the Current Report on Form 8-K, "Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers," to reflect Mr. Klein's new employment agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

News Corporation

Date: January 04, 2011	By:	/s/ Lawrence A. Jacobs
Lawrence A. Jacobs
Senior Executive Vice President and Group General Counsel